Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer & CFO
(515) 457-1813, jmatovina@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
June 8, 2012	(515) 273-3551, drichardson@american-equity.com

AMERICAN EQUITY CEO TO TAKE MEDICAL LEAVE OF ABSENCE
WEST DES MOINES, Iowa (June 8, 2012) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, announced today that Wendy C. Waugaman, Chief Executive Officer and President, will take a medical leave of absence, effective immediately. She will remain on American Equity's Board of Directors and will participate in certain management and strategic discussions as her health permits.
American Equity also announced that, John M. Matovina, Chief Financial Officer, will serve as interim Chief Executive Officer and President during Mrs. Waugaman's absence. Mr. Matovina has served on American Equity's Board of Directors since 2000 and has served as Vice Chairman since 2003 and Chief Financial Officer since 2009.
David J. Noble, Executive Chairman and Robert L. Howe, American Equity's lead independent director, said, “The Board has a great deal of confidence in Mr. Matovina and the entire leadership team of American Equity, and we believe the success and stability of the company will continue during Mrs. Waugaman's absence. In order to provide Mrs. Waugaman and her family the privacy they deserve, we will not be commenting further.”
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.